EXHIBIT 5.1


                                                  November 29, 2005


Ionatron, Inc.
3590 East Columbia Street
Tucson, Arizona 85714

                      Re:   Ionatron, Inc. (the "Company")
                            Registration Statement on Form S-3
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Dear Sir/Madam:

      We refer to the Registration Statement (the "Registration Statement") filed by Ionatron, Inc., a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the sale of up to 2,704,429 shares of the Company's common stock (the "Shares") issuable (i) an aggregate of up to 2,587,513 upon conversion of the 6.5% Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"), issuable as payment of dividends on the Series A Preferred Stock and/or otherwise issuable to holders of Series A Preferred Stock pursuant to the Certificate of Designation of Series A Preferred Stock (the "Certificate of Designation"), (ii) 116,916 shares of common stock (the "Warrant Shares") issuable upon exercise of outstanding warrants ("Warrants") and (iii) 828,002 shares of the Series A Preferred Stock.

      In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

      Based upon the foregoing, it is our opinion that:

      (i) The shares of Series A Preferred Stock are duly and validly issued, fully paid and non-assessable.

      (ii) The Preferred Shares, when issued, in accordance with the terms of the Certificate of Designation thereof, will be duly and validly issued and fully paid and non-assessable.

      (iii) The Warrant Shares, when sold, issued and paid for, upon exercise of the Warrants and payment exercise price thereof, in accordance with the terms of the Warrants, will be duly and validly issued and fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                Very truly yours,

                                /s/ Blank Rome LLP
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                                BLANK ROME LLP